Exhibit 99.1

BROWARD FINANCIAL HOLDINGS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder hereby appoints [—] and             , and each of them with full power of substitution, my true and lawful attorneys and proxies to represent the undersigned and to vote, as designated below, all the shares of Common Stock of Broward Financial Holdings, Inc. (“BFHI”) which the undersigned would be entitled to vote at the Special Meeting of shareholders of BFHI to be held at             , local time, on             ,             , 2014 at [—], Fort Lauderdale, Florida 33301 and at any adjournments thereof, on all matters coming before said meeting.

1. To approve the Agreement and Plan of Merger dated July 30, 2014, by and between Broward Financial Holdings, Inc., Broward Bank of Commerce, Home BancShares, Inc., Centennial Bank and HOMB Acquisition Sub II, Inc., as described in the accompanying proxy statement/prospectus (the “Merger Proposal”).

For              Against               Abstain

2. To approve a proposal of one or more adjournments of the Special Meeting, if necessary or appropriate, including adjournments to permit further solicitation of Proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal”).

For              Against               Abstain

3. The proxies are authorized to vote upon such other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the Merger Proposal and FOR the Adjournment Proposal. In addition, this proxy will be voted at the discretion of the proxy holder(s) upon any other matter which may properly come before the special Meeting or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ABOVE PROPOSALS.

PLEASE MARK, SIGN BELOW, DATE

AND RETURN ON OR BEFORE             ,

2014 IN THE ENVELOPE FURNISHED

(Signature of Shareholder)

☐	Please check box if you plan to attend Special Meeting in person.	(Print Name of Shareholder)

Indicate Number of Shares
Date: , 2014

When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign partnership name by an authorized person.